Exhibit 16.1

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Re: Westmountain Alternative Energy
Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 1, 2018 of Westmountain Alternative Energy and are in agreement with all statements made pertaining to EKS&H LLLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ EKS&H LLLP
EKS&H LLLP
May 1, 2018
Denver, Colorado